Exhibit 2.8

Amendment and Termination Agreement

THIS AMENDMENT AND TERMINATION AGREEMENT (this "Agreement") is entered into as of March 18th, 2019 by and among Innovest Global, Inc., a Nevada corporation ("Innovest" ), Shepherd Energy, LLC an Ohio corporation ("SE"), and ("Damon Mintz, Jeff Simler and Steve Mintz").

A.     Innovest and SE entered into an agreement and share exchange dated as of December 28, 2017 (the " Exchange Agreement");

B.     Capitalized terms used in this Agreement without definition have the meanings assigned to them in the Exchange Agreement;

C.     In Section 1.2 of the Exchange Agreement, Innovest guaranteed that the Exchange Shares would be worth $1.00 per share by the second anniversary of issuance (the "Price Guarantee"); and

D.     Innovest, SE and Mintz, Simler and Mintz (each a "Party" and collectively the "Parties") have agreed to terminate the Price Guarantee pursuant to the terms of this Agreement.

1.      Issuance of Stock. lnnovest agrees to issue to Mintz, Simler and Mintz, 1,500,000 (500,000 each) shares of Innovest common stock, par value $0.00 per share (the "New Shares"). Upon issuance, the New Shares will be duly authorized, validly issued, fully paid and non-assessable. Mintz, Simler and Mintz acknowledge that the New Shares will be unregistered and subject to transfer restrictions under Rule 144 promulgated under the Securities Act of 1933.

2.     Amendment of Exchange Agreement. The Parties agree that Section 1.2 of the Exchange Agreement is deleted in its entirety. The remainder of the Exchange Agreement remains unchanged, in full force and effect.

3.     Termination of Price Guarantee. The Parties agree that the Price Guarantee is terminated and of no further force and effect. The Parties agree that any agreements related to or dependent upon the Price Guarantee are terminated and of no further effect as well.

4.     Additional Actions. Each party agrees to take any action reasonably necessary to effectuate the purpose of and agreements provided for in this Agreement.

<Signatures Appear on Next Page>

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date listed above.

INNOVEST GLOBAL, INC.

By Dan Martin, Chairman & CEO

/s/Daniel G. Martin

SHEPHERD ENERGY, LLC

By Damon Mintz, Member

/s/ Damon Mintz

By, Damon Mintz, Individually

/s/ Damon Mintz

By, Jeff Simler, Individually

/s/ Jeff Simler

By, Steve Mintz, Individually

/s/ Steve Mintz